Exhibit (g)(1b)

AMENDMENT #3 TO CASH TRADE EXECUTION RIDER TO DOMESTIC CUSTODY AGREEMENT

AMENDMENT #3 (the “Amendment”) dated as of August 6, 2007 between JPMORGAN CHASE BANK, N.A. (the “Bank”) and PROSHARES TRUST (the “Customer”).

WITNESSETH

WHEREAS, the Bank and the Customer have entered into Rider to Domestic Custody Agreement Cash Trade Execution Product dated as of May 25, 2006, Amendment #1 to Cash Trade Execution Rider to Domestic Custody Agreement dated as of August 31, 2006 and Amendment #2 to Cash Trade Execution Rider to Domestic Agreement dated as of February 23, 2007 (collectively, the “Agreement”), and

WHEREAS, the Bank and the Customer wish to amend the Agreement and to have the Agreement, as amended herein, govern the rights and obligations of the Bank and the Customer with respect to each and every Transaction which is (a) outstanding on the date hereof, and (b) entered into on or after the date hereof,

NOW, THEREFORE, in consideration of the mutual agreements herein contained, the Bank and the Customer hereby acknowledge and agree as follows:

1. Certain Definitions. Unless otherwise defined herein, capitalized terms used herein have the meanings specified in or pursuant to the Agreement.

2. Amendments.

(a) Schedule B of the Agreement is hereby amended by replacing it in its entirety with Schedule B annexed hereto.

3. Except as specifically amended hereby, all of the terms and conditions of the Agreement shall continue to be in full force and effect and shall be binding upon the parties in accordance with their respective terms.

4. Each of the parties hereby represents and warrants that:

(a) the representations and warranties contained in the Agreement are true on and as of the date hereof as if made by the party on and as of said date, and

(b) the execution, delivery and performance of this Amendment are within the party’s corporate power and have been duly authorized by all necessary corporate action, and this Amendment constitutes the legal, valid and binding obligation of the party in accordance with its terms.

5. This Amendment may be executed in any number of counterparts and by the different parties hereto on separate counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument.

6. This Amendment shall be construed in accordance with and be governed by the laws of the State of New York (without reference to choice of law doctrine).

IN WITNESS WHEREOF, the parties have caused this Amendment to be executed by their respective officers or authorized representatives as of the day and year first above written.

JPMORGAN CHASE BANK, N.A.		PROSHARES TRUST

	/s/ Ellen E. Crane		/s/ Louis Mayberg
Name:	Ellen E. Crane	Name:	Louis Mayberg
Title:	Vice President	Title:	President

Schedule B (United States Contract)(4)

Counterparty List

Amended as of June     , 2007

a)	Repurchase Agreement Counterparties (5)

ABN Amra Inc.

Banc of America Securities LLC

J. P. Morgan Securities Inc.

Societe Generale (NY Branch)

Credit Suisse Securities (USA) LLC

HSBC Securities (USA) Inc

FIMAT USA Inc

Barclays Capital Inc

Countrywide Securities Corp

ING Financial Markets LLC

TD Securities (USA) Inc

Pershing LLC

Bank of America, N.A.

Lehman Brothers, Inc.

Deutsche Bank Securities Inc.

UBS Securities LLC

(4)	This Counterparty List may be changed only by the consent of ProShares Trust and JPMorgan Chase Bank, N.A.
(5)	Securities purchased under repurchase agreements may be held with other custodial banks under tri-party arrangements.

JPMORGAN CHASE BANK, N.A.		PROSHARES TRUST

By:	/s/ Ellen E. Crane	By:	/s/ Louis Mayberg,
Name/Title:	Ellen E. Crane, Vice President	Name/Title:	Louis Mayberg, President